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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                               (AMENDMENT NO. ___)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          Spinnaker Exploration Company
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                   84855W 10 9
                                 (CUSIP Number)


Check the appropriate box to designate the rule for pursuant to which this
Schedule is filed:

      [ ] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 84855W 10 9
---------------------

    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                Petroleum Geo-Services ASA
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)     [  ]

            (b)     [  ]

--------------------------------------------------------------------------------

    3       SEC USE ONLY

--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION
               Kingdom of Norway

--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
                                        0

   NUMBER OF            --------------------------------------------------------
    SHARES
 BENEFICIALLY              6      SHARED VOTING POWER
   OWNED BY                             0
     EACH
   REPORTING            --------------------------------------------------------
    PERSON
     WITH                  7      SOLE DISPOSITIVE POWER
                                        0

                        --------------------------------------------------------

                           8      SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

--------------------------------------------------------------------------------

    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                 [  ]

--------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

--------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON
                  CO

--------------------------------------------------------------------------------

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CUSIP NO. 84855W 10 9
---------------------

    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                Seismic Energy Holdings, Inc.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a)     [  ]

            (b)     [  ]

--------------------------------------------------------------------------------

    3       SEC USE ONLY

--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware

--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
                                        0

   NUMBER OF            --------------------------------------------------------
    SHARES
 BENEFICIALLY              6      SHARED VOTING POWER
   OWNED BY                             0
     EACH
   REPORTING            --------------------------------------------------------
    PERSON
     WITH                  7      SOLE DISPOSITIVE POWER
                                        0

                        --------------------------------------------------------

                           8      SHARED DISPOSITIVE POWER
                                        0

--------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

--------------------------------------------------------------------------------

    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                 [  ]

--------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  0%

--------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON
                  CO

--------------------------------------------------------------------------------

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ITEM 1.

   Item 1(a)      Name of Issuer:          Spinnaker Exploration Company

   Item 1(b)      Address of Issuer's      1200 Smith Street, Suite 800
                  Principal Executive      Houston, Texas  77002
                  Offices:

ITEM 2.

   Item 2(a)      Name of Person(s)        (i)   Petroleum Geo-Services
                  Filing:                        ASA ("PGS")

                                           (ii)  Seismic Energy Holdings, Inc.
                                                 ("Holdings"), a wholly owned
                                                 subsidiary of PGS

   Item 2(b)      Address of Principal     (i)   Strandveien 50E, P.O. Box 89
                  Business Office:               N-1325 Lysaker, Norway

                                           (ii)  16010 Barker's Point Lane
                                                 Suite 600
                                                 Houston, Texas  77079

   Item 2(c)      Citizenship:             (i)   PGS is a public limited
                                                 liability company established
                                                 under the laws of the Kingdom
                                                 of Norway.

                                           (ii)  Holdings is a corporation
                                                 incorporated under the laws of
                                                 the State of Delaware.

   Item 2(d)      Title of Class of        Common Stock
                  Securities:

   Item 2(e)      CUSIP Number:            84855W 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ]            Broker or dealer registered under
                                     section 15 of the Act.

                  (b) [ ]            Bank as defined in section 3(a)(6) of
                                     the Act.

                  (c) [ ]            Insurance company as defined in
                                     section 3(a)(19) of the Act.

                  (d) [ ]            Investment company registered under
                                     section 8 of the Investment Company
                                     Act of 1940.

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                  (e) [ ]            Investment adviser in accordance with
                                     Section 240.13d-1(b)(1)(ii)(E).

                  (f) [ ] Employee benefit plan or endowment fund in accordance with
                                     Section 240.13d-1(b)(1)(ii)(F).

                  (g) [ ] Parent holding company or control person, in accordance with
                                     Section 240.13d-1(b)(ii)(G).

                  (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) [ ] Church plan that is excluded from the definition of an investment company under
                                     Section 3(c)(14) of the Investment Company
                                     Act of 1940.

                  (j) [ ]            Group, in accordance with
                                     Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP

                  (a)         Amount Beneficially Owned by PGS:               0

                  (b)         Percent of Class Beneficially Owned by PGS:     0%

                  (c)         Number of shares as to which PGS has:

                        (i)   Sole power to vote or to direct the vote:       0

                        (ii)  Shared power to vote or to direct the vote:     0

                        (iii) Sole power to dispose or to direct the
                              disposition of:                                 0

                        (iv)  Shared power to dispose or to direct the
                              disposition:                                    0

                  (d)         Amount Beneficially Owned by Holdings:          0

                  (e)         Percent of Class Beneficially Owned by
                              Holdings:                                       0%

                  (f)         Number of shares as to which Holdings has:

                        (i)   Sole power to vote or to direct the vote:       0

                        (ii)  Shared power to vote or to direct the vote:     0

                        (iii) Sole power to dispose or to direct the
                              disposition of:                                 0

                        (iv)  Shared power to dispose or to direct the
                              disposition:                                    0

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ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: [X]

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not Applicable

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not Applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              Not Applicable

ITEM 10.      CERTIFICATION

              Not Applicable

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                                    SIGNATURE

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 2001

                                           PETROLEUM GEO-SERVICES ASA

                                           By: /s/ William E. Harlan
                                               ---------------------------------
                                               William E. Harlan
                                               Vice President, Chief Accounting
                                               Officer and Controller


                                           SEISMIC ENERGY HOLDINGS, INC.

                                           By: /s/ William E. Harlan
                                               ---------------------------------
                                               William E. Harlan
                                               Vice President


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                                 EXHIBIT INDEX

Exhibit 99             -- Agreement